Exhibit 4.69

Extension of Debenture Maturity Date

TO:	Intellipharmaceutics International Inc. (the "Company")

RE:	Debenture dated January 1, 2013, for a face amount of US $1,500,000 issued by the Company to Isa Odidi and Amina Odidi (the "Debenture") and the Maturity Date (as defined in the Debenture) of such Debenture

The undersigned hereby agree that the Maturity Date of the Debenture is extended from January 1, 2016, to July 1, 2016.

DATED as of December 8, 2015.

/s/ Isa Odidi	/s/ Amina Odidi
Isa Odidi	Amina Odidi